UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2012

New Hampshire Thrift Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-17859	02-0430695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Main Street, P.O. Box 9

Newport, New Hampshire 03773

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (603) 863-0886

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2012, the Board of Directors (the “Board”) of New Hampshire Thrift Bancshares, Inc. appointed Catherine A. Feeney, Esq. to the Board to fill the vacancy created by Mr. Michael Putziger’s resignation from the Board on August 9, 2012. Ms. Feeney will hold office as a director on the Board until the Company’s 2014 annual meeting of shareholders or until her successor is elected and qualified. Ms. Feeney will also serve as a director of Lake Sunapee Bank, fsb.

Ms. Feeney is currently an adjunct professor of commercial and residential landlord-tenant law at Vermont Law School, a certified guardian ad litem and a mediator. During Ms. Feeney’s 17 years as an attorney, she practiced primarily in the areas of civil litigation and domestic and business law and was formerly a partner at the Feeney Law Offices. Ms. Feeney attended Colorado College and the University of New Hampshire School of Law. Ms. Feeney currently serves on the board of directors and nominating committee of a private organization. Ms. Feeney’s knowledge of the customers and communities in the Newport, New Hampshire marketplace are beneficial to the Company and will provide the Board valuable insight into the current market.

There is no arrangement or understanding pursuant to which Ms. Feeney was appointed as a director and there are no related party transactions between the Company and Ms. Feeney.

For service as a non-employee director on the Board, Ms. Feeney will receive an annual retainer of $20,000, payable in equal quarterly installments. Ms. Feeney has not been appointed to any standing committees at this time. Upon appointment to a standing committee, if applicable, Ms. Feeney will be eligible to receive an additional $400 for each committee meeting attended. Non-employee directors are also eligible for awards under our 2004 Stock Incentive Plan. Directors are also entitled to the protection of certain indemnification provisions in our Certificate of Incorporation and Bylaws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release, dated December 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

By:	/s/ Laura Jacobi
Laura Jacobi
Chief Financial Officer

Date: December 19, 2012

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated December 19, 2012